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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)                                                       NEWS


Contacts:
Paul Wagler                                    Chris Hunter
Chief Financial Officer                        Director, Corporate Communication
The Loewen Group Inc.                             and Investor Relations
Tel:  (604) 293-7844                           The Loewen Group Inc.
                                               Tel:  (604) 293-7815


                              FOR IMMEDIATE RELEASE



               THE LOEWEN GROUP ELECTS NEW CHIEF EXECUTIVE OFFICER


VANCOUVER, BC, October 8, 1998 -- The Loewen Group Inc. (NYSE, TSE, MSE: LWN) today announced that its Board of Directors based upon the recommendation of its Special Committee, has accepted the resignation of Ray Loewen as Chief Executive Officer of the Company.

The Loewen Board of Directors also announced that Robert Lundgren, the Executive Director of the Special Committee, has been elected by the Board to the positions of Co-Chairman, Chief Executive Officer and President of the Company.

The Special Committee of the Board of Directors, chaired by former Canadian Prime Minister John Turner, will continue to supervise the Company's recently announced process for maximizing shareholder value. Mr. Lundgren will report to the Special Committee advised, on an on-going basis on all matters relating to the program to maximize the value of the shareholder's interests.

Mr. Turner said "the Board and its Special Committee are grateful that Bob Lundgren is prepared to bring his commitment and extensive expertise to managing the Company. The Board is also pleased that Mr. Loewen has agreed to remain as non-executive co-Chairman of the Board giving the Board the benefit of his long and valuable experience in the funeral home and cemetery profession.

The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada, and the United Kingdom. Over 90 percent of the Company's revenue is derived from the United States.


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Note: Certain of the statements contained in the press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.